Exhibit 99.1

Company Contact:	Bruce Thomas
Vice President, Investor Relations
Quiksilver, Inc.
+1 (714) 889-2200
Quiksilver, Inc. Announces Preliminary Estimated Results for Q4 and Full-
Year Fiscal 2010 and Preliminary Outlook for Fiscal 2011
—	Q4 Net Revenues expected to be higher than company’s outlook provided in September

—	Pro-forma Adjusted EBITDA for fiscal 2010 expected to be up at least 30% from fiscal 2009

—	Fiscal 2011 pro-forma Adjusted EBITDA expected to be approximately in line with that of fiscal 2010
Huntington Beach, California, November 29, 2010—Quiksilver, Inc. (NYSE:ZQK) today announced preliminary estimated financial results for the fourth quarter of fiscal 2010 and the full fiscal year ended October 31, 2010. Based on preliminary data, the company estimates that fourth quarter fiscal 2010 net revenues were between $492 million and $497 million, compared to net revenues of $538.7 million for the fourth quarter ended October 31, 2009, and that fourth quarter fiscal 2010 pro-forma Adjusted EBITDA was between 10% and 20% higher than pro-forma Adjusted EBITDA of $49.9 million for the fourth quarter ended October 31, 2009. Loss from continuing operations for the fourth quarter ended October 31, 2009 was $15.7 million. A reconciliation of GAAP results to pro-forma Adjusted EBITDA is provided in the accompanying table.
Also based on preliminary data, the company estimates that full-year net revenues for fiscal 2010 were between $1,835 million and $1,840 million, compared to net revenues of $1,977.5 million for fiscal 2009, and that full-year pro-forma Adjusted EBITDA for fiscal 2010 was up at least 30% from pro-forma Adjusted EBITDA of $160.3 million for fiscal 2009. Loss from continuing operations for fiscal 2009 was $73.2 million. A reconciliation of GAAP results to pro-forma Adjusted EBITDA is provided in the accompanying table.
These preliminary estimated results are higher than the most recent outlook provided in September, at which time the company had expected fourth quarter revenues to be down in the mid-teens on a percentage basis compared to the same quarter a year ago and anticipated that full-year fiscal 2010 pro-forma Adjusted EBITDA would be up approximately 25% when compared to fiscal 2009. However, at this time the company is maintaining its outlook for fourth quarter earnings per share on a diluted basis in the mid-single-digit cents range, pending determination of final results.
Because financial statements for the fourth quarter and full fiscal year 2010 are not yet available, these fourth quarter and full fiscal year estimates are preliminary, unaudited, subject to completion, reflective of the company’s current best estimates and may be revised as a result of management’s further review of results, including determination of the Company’s income from continuing operations for the periods presented above. During the course of the preparation of consolidated annual financial statements and related notes, the company may identify items that would require material adjustments to the preliminary financial information presented above.
With respect to fiscal 2011, the company currently expects that pro-forma Adjusted EBITDA for the full fiscal year will be approximately in line with that of fiscal 2010. However, pro-forma Adjusted EBITDA in the first quarter of fiscal 2011 is expected to be approximately $5 million to $10 million lower than in the first quarter of fiscal 2010. This anticipated near-term period-over-period decline in pro-forma Adjusted EBITDA is due primarily to increased spending in brand development, including the

Quiksilver, Inc. Announces Preliminary Estimated Results for Fiscal Q4 2010 and Full Fiscal Year 2010 and Preliminary Outlook for Fiscal 2011
November 29, 2010

new Quiksilver Girls collection and higher overall marketing spend, as well as the effects of selling a few minor brands last year and the effects of foreign currency translation. The company expects capital expenditures during fiscal 2011 could be approximately $15 million to $20 million higher than that of fiscal 2010, the difference driven principally by the company’s investments in retail stores and its initial investment in a global Enterprise Resource Planning system. These trends are based only on estimates of what management currently believes is accurate and realizable. Actual results will vary and the variations may be material. In addition, visibility into fiscal 2011 revenues and earnings remains limited due to global economic conditions.
The company plans to issue a press release disclosing fiscal 2010 fourth quarter financial results soon after the close of market on Thursday, December 16, 2010, and will conduct a conference call to review its results on that same day. Details concerning the earnings conference call will be forthcoming.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, footwear, accessories, snowboards and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage.
The reputation of Quiksilver’s brands is based on outdoor action sports. The Company’s Quiksilver, Roxy, DC, Lib Tech and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other company-owned retail stores, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s revenue guidance, pro-forma Adjusted EBITDA guidance, earnings per share guidance, proposed capital and other expenditures and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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     NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com, www.roxy.com, www.dcshoes.com, www.lib-tech.com and www.hawkclothing.com.

Quiksilver, Inc. Announces Preliminary Estimated Results for Fiscal Q4 2010 and Full Fiscal Year 2010 and Preliminary Outlook for Fiscal 2011
November 29, 2010

PRO FORMA ADJUSTED EBITDA RECONCILIATION

	Three Months
	Ended	Fiscal Year Ended
	October 31, 2009	October 31, 2009
Amounts in thousands:
Loss from continuing operations	$(15,711)	$(73,215)
Income taxes	6,162	66,667
Interest	20,871	63,924
Depreciation and amortization	14,616	55,004
Non-cash stock-based compensation expense	996	8,415
Non-cash asset impairments	10,737	10,737

Adjusted EBITDA	$37,671	$131,532
Restructuring charges	12,254	28,775

Pro-forma Adjusted EBITDA	$49,925	$160,307

Definition of Adjusted EBITDA and pro-forma Adjusted EBITDA:
Adjusted EBITDA is defined as income or loss from continuing operations before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) asset impairments. Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”), and it may not be comparable to similarly titled measures reported by other companies. Pro-forma Adjusted EBITDA is defined as income or loss from continuing operations before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expenses, (v) non-cash asset impairments and (vi) restructuring charges. We use Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps us to compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments and the effect of non-cash stock-based compensation expense. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the impact of our asset base. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments. We remove restructuring charges from pro-forma Adjusted EBITDA because such charges are non-operating items that do not reflect our core operations.